For Immediate Release

Date: July 25, 2003

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports Second Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the"Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank, announced today the Company's results of operations for the three and six month periods ended June 30, 2003.

Net income for the Company for the three month period ended June 30, 2003 was $619,000 or $0.15 per diluted share, compared to $713,000 or $.17 per diluted share for the same period in 2002. (All per share references have been adjusted to reflect the Company's 3 for 2 stock split which occurred on May 29, 2003.) The decrease in net income was the result of a $129,000 decrease in non-interest income and a $185,000 increase in non-interest expense which were partially offset by a $187,000 increase in net interest income before loan loss provision and a $33,000 decrease in income tax expense.

The increase in net interest income is comprised of a $417,000 decrease in interest expense partially offset by a $230,000 decrease in interest income. The reduction in interest expense was due to a decline in the Company's cost of funds to 1.65% for the three months ended June 30, 2003 from 2.88% for the same period in 2002. The decline in interest income was primarily a result of a reduction in the Company's yield on earning assets to 6.20% for the three months ended June 30, 2003 in comparison to 6.78% for the second quarter of 2002. Both the decrease in the cost of funds and the yield on earning assets were related to the continual decline in prevailing market interest rates. As a result of the foregoing changes in interest income and expense, the Company's net interest margin increased to 4.72% for the three months ended June 30, 2003 in comparison to 4.54% for the same period in 2002.

The Company recorded a provision for loan losses of $50,000 and $250,000 for the quarter and six months ended June 30, 2003, respectively, versus $50,000 and $100,000 for the same periods in 2002. The increase in loan loss provision for the first half of 2003 correlates to higher net loan charge-offs in the first quarter of the year as well as growth in the Company's loan portfolio. The provision for loan losses reflects management's assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions, and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for probable losses.

The decrease in non-interest income was principally the result of a $138,000 gain on the sale of securities recorded in the second quarter of 2002 versus $7,000 in the same period of 2003. The increase in non-interest expense was primarily the result of expenses incurred in the conversion of the Bank's core processing system which was completed during the second quarter and higher personnel and administrative expenses related to the Bank's new product offerings. The decrease in income tax expense was related to lower pre-tax earnings.

Net income for the Company for the six month period ended June 30, 2003 was $1,146,000, or $0.27 per diluted share, as compared to $1,180,000, or $ 0.28 per diluted share for the first half of 2002. The decrease in net income was the result of a decrease in non-interest income of $77,000, an increase in the year to date loan loss provision of $150,000, increased non-interest expense of $407,000 and additional income tax expense of $8,000 which were partially offset by a year to date increase of $608,000 in net interest income before loan loss provision.

Total assets increased from $250.1 million at December 31, 2002 to $258.1million at June 30, 2003. The loan portfolio increased by 7.6% primarily due to an increase in residential mortgage lending. Deposit accounts increased by 4.5% over the same period, with the majority of the growth occurring in savings and non-interest bearing accounts. Asset quality continues to strengthen, with non-performing loans as a percentage of total loans at 0.42% at June 30, 2003, down from 0.83% at December 31, 2002.

Charles M. Sprock, Chairman, CEO and President said, "The Company's net interest income, asset quality and book value continue to increase, even when compared to the strong second quarter we enjoyed in 2002. Our current second quarter earnings were slightly dampened by operating expenses incurred in relation to the bank wide systems conversion we undertook in May of this year, as well as external costs incurred in order to be able to offer new products to our customers in the second half. I am pleased to report that the systems conversion was successfully completed in the second quarter. This accomplishment was one of our strategic goals for 2003 and its completion will greatly enhance our service levels and better enable us to offer several previously requested products to our customers."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.0733 cents ($0.0733) per share for stockholders of record at the close of business on August 4, 2003. The dividend is payable on August 18, 2003.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

				As of
				June 30,	December 31,
				2003	2002
Selected Financial Condition Data:
Total assets				$258,130	$250,075
Loans, net				195,495	181,564
Securities				40,032	43,207
Cash and cash equivalents				12,380	15,698
Total deposits				203,731	194,924
Borrowings				13,638	14,920
Total shareholders' equity				36,568	36,192
Allowance for loan losses				(1,745)	(1,730)
Non-performing loans				831	1,516
Non-performing assets				831	1,571

		For the three months ended		For the six months ended
		June 30,		June 30,
		2003	2002	2003	2002

Selected Operating Data:
Interest income		$3,688	$3,918	$7,457	$7,719
Interest expense		892	1,309	1,823	2,691
Net interest income		2,796	2,609	5,634	5,028
Provision for loan losses		50	50	250	100
Net interest income after provision for loan losses		2,746	2,559	5,384	4,928
Non-interest income:
Service charges and other income		275	273	538	486
Net gain (loss) on sale of securities		7	138	7	132
Total non-interest income		282	411	545	618
Non-interest expense		2,087	1,902	4,193	3,784
Income before income taxes		941	1,068	1,736	1,762
Income tax expense		322	355	590	582
Net income		$619	$713	$1,146	$1,180

		For the three months ended		For the six months ended
		June 30,		June 30,
		2003	2002	2003	2002

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.15	$0.17	$0.28	$0.28
Diluted earnings per share		$0.15	$0.17	$0.27	$0.27
Return on average assets		0.97%	1.15%	0.91%	0.96%
Return on average equity		6.90%	7.88%	6.38%	6.55%
Net interest rate spread	1	4.55%	3.90%	4.65%	3.75%
Net interest margin	1	4.72%	4.54%	4.83%	4.42%
Non-interest expense to average assets		3.28%	3.07%	3.33%	3.08%
Efficiency ratio	1	66.72%	64.72%	66.71%	67.24%
Average interest-earning assets to average interest-bearing liabilities		111.75%	128.91%	111.93%	128.73%

				As of
				June 30,	December 31,
				2003	2002
Equity Ratios:
Equity to assets				14.17%	14.47%
Book value per share				$14.22	$12.61

Asset Quality Ratios:
Nonperforming loans as percent of loans				0.42%	0.83%
Nonperforming assets as percent of total assets				0.32%	0.63%
Allowance for loan losses as a percent of loans				0.88%	0.94%
Allowance for loan losses as a percent of non-performing loans				210.2%	114.1%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.